EXHIBIT 99.1

ICU Medical, Inc. Reports Third Quarter 2011 Results

Third Quarter Earnings Per Share of $0.65

Company Raises Annual 2011 Revenue and Earnings Per Share Guidance Range

SAN CLEMENTE, Calif., Oct. 17, 2011 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leader in the development, manufacture and sale of innovative medical technologies used in I.V. therapy, oncology and critical care applications, announced results for the third quarter and nine months ended September 30, 2011.

Third quarter 2011 revenue increased 1.0% to $76.5 million, compared to $75.7 million in the same period last year. Net income for the third quarter of 2011 was $9.3 million, or $0.65 per diluted share, as compared to net income of $9.0 million, or $0.65 per diluted share, for the third quarter of 2010.

For the nine months ended September 30, 2011, revenue increased 8.0% to $225.7 million, compared to $209.0 million in the same period last year. Net income for the nine months ended September 30, 2011, was $26.8 million, or $1.89 per diluted share, compared to net income of $20.9 million, or $1.51 per diluted share, for the same period last year.

Scott Lamb, ICU Medical's Chief Financial Officer, said, "We are pleased with our third quarter accomplishments marked by solid profitability and positive cash flow. Strong performance of CLAVEs, oncology products and TEGO was partially offset by expected decreases in Custom Sets and critical care. Our international sales were up 9% while domestic distributor and direct sales increased 6% year over year, validating robust demand for our products worldwide in spite of the challenging European economic environment."

"Looking for the remainder of the fiscal year, we will focus on leveraging our resources to invest in research and development initiatives, expand our presence in all targeted markets and build value for our shareholders," concluded Mr. Lamb.

Revenue by market segment for the nine months ended September 30, 2011, was as follows (dollars in millions):

	Nine Months Ended September 30,
Target Markets	2011	2010	Change

I.V. Therapy	$ 145.4	$ 137.2	6.0%
Critical Care	$ 47.2	$ 49.5	(4.7)%
Oncology	$ 19.0	$ 12.0	56.9%
Other	$ 14.1	$ 10.2	38.5%

The Company ended the third quarter with a healthy balance sheet. As of September 30, 2011, cash, cash equivalents and investment securities totaled $119.1 million and working capital was $213.2 million. During the third quarter, the Company purchased $10 million of stock, leaving approximately $30 million remaining as of September 30, 2011 under its $40 million stock repurchase program. Additionally, the Company generated operating cash flow of $10.6 million for the third quarter of 2011.

Fiscal Year 2011 Guidance

For the full fiscal year of 2011, management is raising the bottom end of its previously announced revenue guidance range. The new range is $300 million to $305 million, compared to its previous range of $297 million to $305 million. Based on the current business trends, management is also raising its earnings per share guidance range. The new range is $2.43 to $2.54 per share, compared to its previous range of $2.35 to $2.50 per share. Operating cash flow is expected to be in the range of $45 million to $50 million.

Conference Call

The Company will be conducting a conference call concerning its third quarter results today at 4:30 p.m. EDT (1:30 p.m. PDT). The call can be accessed at 800-936-9761, international 408-774-4587, conference ID 13999640 or by replay at 855-859-2056, international 404-537-3406, conference ID 13999640. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in I.V. therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protecting healthcare workers from exposure to infectious diseases or hazardous drugs and monitor continuous cardiac output of critical care patients. The Company's complete product line includes custom I.V. systems, closed delivery systems for hazardous drugs, needleless I.V. connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. For more information, visit the Company's website at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the Company's plans to leverage its resources to invest in research and development initiatives and to expand its presence in all targeted markets, and the statements under the heading ''Fiscal Year 2011 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	September 30, 2011	December 31, 2010
	(unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 66,939	$ 78,850
Investment securities	52,153	14,507
Cash, cash equivalents and investment securities	119,092	93,357
Accounts receivable, net of allowance for doubtful accounts of $1,242 at September 30, 2011 and $742 at December 31, 2010	53,081	55,106
Inventories	43,363	44,056
Prepaid income taxes	8,478	687
Prepaid expenses and other current assets	8,005	9,574
Deferred income taxes	5,251	5,053
Total current assets	237,270	207,833

PROPERTY AND EQUIPMENT, net	86,718	83,545
ASSETS HELD FOR SALE	1,743	—
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	11,712	14,806
DEFERRED INCOME TAXES	4,586	4,564
	$ 343,507	$ 312,226
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 11,209	$ 10,879
Accrued liabilities	12,877	14,629
Deferred revenue	—	254
Total current liabilities	24,086	25,762
COMMITMENTS AND CONTINGENCIES	—	—
DEFERRED INCOME TAXES	8,008	8,023
INCOME TAX LIABILITY	4,471	4,155
STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1.00 par value Authorized—500 shares; Issued and outstanding— none	—	—
Common stock, $0.10 par value — Authorized—80,000 shares; Issued 14,855 shares at September 30, 2011 and December 31, 2010, outstanding 13,831 shares at September 30, 2011 and 13,659 shares at December 31, 2010	1,486	1,486
Additional paid-in capital	56,426	56,502
Treasury stock, at cost — 1,024 shares at September 30, 2011 and 1,196 shares at December 31, 2010	(36,734)	(41,428)
Retained earnings	285,617	258,790
Accumulated other comprehensive income (loss)	147	(1,064)
Total stockholders' equity	306,942	274,286
	$ 343,507	$ 312,226
______________________________________________________
(1) December 31, 2010 balances were derived from audited consolidated financial statements.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
REVENUES:
Net sales	$ 76,317	$ 75,589	$ 225,316	$ 208,511
Other	141	148	409	451
TOTAL REVENUE	76,458	75,737	225,725	208,962
COST OF GOODS SOLD	40,884	41,705	119,324	115,876
Gross profit	35,574	34,032	106,401	93,086
OPERATING EXPENSES:
Selling, general and administrative	20,411	18,341	63,004	57,368
Research and development	1,877	1,067	6,420	2,937
Legal settlement	—	—	(2,500)	—
Total operating expenses	22,288	19,408	66,924	60,305
Income from operations	13,286	14,624	39,477	32,781
OTHER INCOME	132	(215)	966	40
Income before income taxes	13,418	14,409	40,443	32,821
PROVISION FOR INCOME TAXES	(4,157)	(5,434)	(13,616)	(11,878)
NET INCOME	$ 9,261	$ 8,975	$ 26,827	$ 20,943
NET INCOME PER SHARE
Basic	$ 0.66	$ 0.67	$ 1.94	$ 1.54
Diluted	$ 0.65	$ 0.65	$ 1.89	$ 1.51
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	13,932	13,489	13,826	13,605
Diluted	14,184	13,752	14,169	13,838

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Nine months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 26,827	$ 20,943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,687	12,796
Provision for doubtful accounts	509	154
Stock compensation	2,998	2,568
Loss (gain) on disposal of property and equipment	(57)	449
Bond premium amortization	801	1,145
Cash provided (used) by changes in operating assets and liabilities
Accounts receivable	1,575	(7,763)
Inventories	1,143	(2,670)
Prepaid expenses and other assets	(2,406)	(1,874)
Accounts payable	(272)	(6,365)
Accrued liabilities	(1,698)	1,381
Deferred revenue	(254)	(2,013)
Prepaid and deferred income taxes	(6,802)	69
Net cash provided by operating activities	36,051	18,820
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,761)	(17,751)
Proceeds from sale of asset	—	893
Proceeds from insurance	2,781	622
Purchases of investment securities	(66,330)	(20,853)
Proceeds from sale of investment securities	26,935	60,370
Net cash provided (used) by investing activities	(50,375)	23,281
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	7,021	903
Proceeds from employee stock purchase plan	909	1,576
Tax benefits from exercise of stock options	3,682	708
Purchase of treasury stock	(9,992)	(28,648)
Net cash provided (used) by financing activities	1,620	(25,461)
Effect of exchange rate changes on cash	793	(2,217)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,911)	14,423
CASH AND CASH EQUIVALENTS, beginning of period	78,850	51,248
CASH AND CASH EQUIVALENTS, end of period	$ 66,939	$ 65,671

NON-CASH INVESTING ACTIVITIES
Accrued liabilities for property and equipment	$ 557	$ 11
CONTACT: ICU Medical, Inc.
         Scott Lamb, Chief Financial Officer
         (949) 366-2183

         ICR, LLC.
         John F. Mills, Senior Managing Director
         (310) 954-1105